Exhibit 99.2

CONSULTING AGREEMENT

THIS AGREEMENT is made as of the 16th day of April 2009, between Riverview National Bank (“Bank”), a national banking association and Thomas Wasson (“Consultant”), an individual residing in Pennsylvania.

WITNESSETH:

WHEREAS, Executive was President of Halifax National Bank (“Halifax”);

WHEREAS, Halifax National Bank was the wholly owned subsidiary of HNB Bancorp, Inc. (“HNB”);

WHEREAS, The First National Bank of Marysville was the wholly owned subsidiary of First Perry Bancorp, Inc. (“First Perry”);

WHEREAS, First Perry and HNB entered into an Agreement and Plan of Consolidation dated on or about June 18, 2008 (“Consolidation Agreement”) pursuant to which on December 31, 2008, First Perry and HNB consolidated into Riverview Financial Corporation, a Pennsylvania business corporation (the “Consolidation”) and Halifax and The First National Bank of Marysville consolidated into Bank;

WHEREAS, Bank desires to engage Consultant to consult with the Bank regarding the Consolidation;

WHEREAS, Consultant desires to serve the Bank under the terms and conditions set forth herein;

AGREEMENT:

NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, it is agreed as follows:

1.             Consultant Relationship.  Bank hereby engages Consultant, and Consultant hereby agrees to serve Bank, under the terms and conditions set forth in this Agreement.

2              Duties of Consultant.  Consultant and the Chief Executive Officer of Bank, or his designee, shall confer via telephone once a month for approximately one hour regarding shareholder and customer issues related to the consolidation.

3.             Term of Agreement.  This Agreement shall commence on the date that the Release Agreement, entered into among Riverview Financial Corporation, Riverview National Bank and Thomas N. Wasson, becomes effective (as set forth in Section 5 of the Release Agreement) and shall terminate on December 31, 2010.

4.             Compensation.  Bank shall pay Consultant $80,000 for his services under this Agreement payable biweekly, commencing at the same time as the payments due under the Release Agreement signed contemporaneously herewith with the last installment being paid no later than December 31, 2010.  In determining the amount of the biweekly payments to be paid, Bank shall assume that this Agreement commenced on January 1, 2009, and shall pay Consultant in a lump sum an amount equal to that amount which would have accrued from January 1, 2009, through the date of execution of this Agreement within fourteen (14) days of the date that the Revocation Period for the Release Agreement terminates.

5.             Unauthorized Disclosure.  During the Consulting Term, or at any later time, the Consultant shall not, without the written consent of the Chief Executive Officer of the Bank or a person authorized thereby, knowingly disclose to any person, any material confidential information obtained by him while performing services for the Bank with respect to any of the Bank’s services, products, improvements, formulas, designs or styles, processes, customers, methods of business or any business practices the disclosure of which could be or will be damaging to Bank; provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by the Consultant or any person with the assistance, consent or direction of the Consultant) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by Bank or any information that must be disclosed as required by law.

6.             Notices.  Except as otherwise provided in this Agreement, any notice required or permitted to be given under this Agreement shall be deemed properly given if in writing and if mailed by registered or certified mail, postage prepaid with return receipt requested, to Consultant’s residence, in the case of notices to Consultant, and to the principal executive offices of Bank, in the case of notices to Bank.

7.             Waiver.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Consultant and the Chief Executive Officer of the Bank.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

8.             Assignment.  This Agreement shall not be assignable by any party, except by Bank to any successor in interest to their respective businesses.

9.             Entire Agreement.  This Agreement supersedes any and all agreements, either oral or in writing, between the parties regarding Consultant’s consulting services and contains all the covenants and agreements between the parties with respect to the consulting arrangement.

10.           Validity.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

11.           Applicable Law.  This Agreement shall be governed by and construed in accordance with the domestic, internal laws of the Commonwealth of Pennsylvania, without regard to its conflicts of laws principles.

12.           Headings.  The section headings of this Agreement are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ATTEST:	RIVERVIEW NATIONAL BANK

/s/ Kirk D. Fox	By:	/s/Robert M. Garst
Robert M. Garst

WITNESS:	EXECUTIVE

/s/Cheryl A. Frazer	/s/Thomas N. Wasson
Thomas N. Wasson